Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director and/or Officer of Rockwell Collins, Inc., a Delaware corporation (the “Company”), hereby constitute and appoint GARY R. CHADICK and PATRICK E. ALLEN, and each of them singly, my true and lawful attorneys-in-fact and agents with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, one or more Registration Statements, and any and all amendments (including post-effective amendments) and supplements thereto, for the purpose of registering an indeterminate amount of the Company’s securities, such securities to be comprised of debt securities in one or more series, common stock, one or more series of preferred stock and warrants to purchase debt securities, common stock and/or preferred stock, or any combination of the foregoing, under the Securities Act of 1933, as amended, and qualifying any related indentures under the Trust Indenture Act of 1939, as amended.

Signature	Title	Date

/s/ Clayton M. Jones	Chairman of the Board, President and	November 21, 2008
Clayton M. Jones	Chief Executive Officer (principal
executive officer) and Director

/s/ Donald R. Beall	Director	November 21, 2008
Donald R. Beall

/s/ Anthony J. Carbone	Director	November 19, 2008
Anthony J. Carbone

/s/ Chris A. Davis	Director	November 21, 2008
Chris A. Davis

/s/ Mark Donegan	Director	November 21, 2008
Mark Donegan

/s/ Ralph E. Eberhart	Director	November 13, 2008
Ralph E. Eberhart

Signature	Title	Date

/s/ Andrew J. Policano	Director	November 18, 2008
Andrew J. Policano

/s/ Cheryl L. Shavers	Director	November 21, 2008
Cheryl L. Shavers

/s/ Patrick E. Allen	Senior Vice President and Chief	November 21, 2008
Patrick E. Allen	Financial Officer
(principal financial officer)

/s/ Marsha A. Schulte	Vice President, Finance and Controller	November 21, 2008
Marsha A. Schulte	(principal accounting officer)